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                                   UNITED STATES
			SECURITIES AND EXCHANGE COMMISSION
			       Washington, D.C. 20549

				   SCHEDULE 13G/A
		     Under the Securities Exchange Act of 1934
			         (Amendment No. 1)*


				Mycom Group, Inc.
				(Name of Issuer)


				  Common Shares
			  (Title of Class of Securities)


				    62845x106
			          (CUSIP Number)


			         October 22, 2003

	     (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[   ]
Rule 13d-1(b)
[X ]
Rule 13d-1(c)
[   ]
Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act
(however, see the Notes).


CUSIP No. 62845x106


1.
Names of Reporting Persons.
I.R.S. Identification Nos. of above persons (entities only).

Lance M. White


2.
Check the Appropriate Box if a Member of a Group (See Instructions)


(a)
.............................................................................


(b)
.............................................................................


3.
SEC Use Only ...............................................................


4.
Citizenship or Place of Organization ..U.S. Citizen




     Number of                     5.Sole Voting Power ...8,255,000
     Shares
     Beneficially
     Owned by                      6.Shared Voting Power ...........
     Each
     Reporting
     Person
     With:                         7.Sole Dispositive Power....8,255,000



                                   8.Shared Dispositive Power ...........


9. Aggregate Amount Beneficially Owned by Each Reporting Person....8,255,000


10.Check if the Aggregate Amount in Row (9) Excludes Certain Shares ________


11.Percent of Class Represented by Amount in Row (9) ...................10.6%


12.Type of Reporting Person (See Instructions)                           IN


Item 1.

	(a)Name of Issuer:  Mycom Group, Inc.

	(b)Address of Issuer's Principal Executive Offices:602 Main Street, Suite 1200, Cincinnati, Ohio 45202

Item 2.

	(a)Name of Person Filing:  Lance M. White

	(b)Address of Principal Business Office or, if none, Residence:
	   8673 Pipewell Lane, Cincinnati, Ohio 45243

	(c)Citizenship:  U.S. Citizen

	(d)Title of Class of Securities:  Common Shares, and equivalents

	(e)CUSIP Number:  62845x106

Item 3.
If this statement is filed pursuant to 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

(a)[   ]
Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b)[   ]
Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c)[   ]
Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

(d)[   ]
Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C 80a-8).

(e)[   ]
An investment adviser in accordance with 240.13d-1(b)(1)(ii)(E);

(f)[   ]
An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F);

(g)[   ]
A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G);

(h)[   ]
A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

(i)[   ]
A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

(j)[   ]
Group, in accordance with 240.13d-1(b)(1)(ii)(J).

Item 4.
Ownership.
Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)Amount beneficially owned: 8,255,000

(b)Percent of class: 10.6%

(c)Number of shares as to which the person has:
	(i)Sole power to vote or to direct the vote:  8,255,000

	(ii)Shared power to vote or to direct the vote _______________.

	(iii)Sole power to dispose or to direct the disposition of: 8,255,000

	(iv)Shared power to dispose or to direct the disposition of _________.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see 240.13d3(d)(1).

Item 10.
Certification

(b)
The following certification shall be included if the statement is filed pursuant to 240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.


                             SIGNATURE
After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

						November 3, 2003
						     Date

						/s/ Lance M. White
						     Signature

						Lance M. White, Director
						     Name/Title










Attention:
Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)




http://www.sec.gov/divisions/corpfin/forms/13g.htm
Last update: 11/05/2002